Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the Executive Employment Agreement Share Purchase Rights of Delek US Holdings, Inc. of our report dated March 11, 2004, except for Note 10, as to which the date is April 30, 2004, with respect to the consolidated financial statements of Williamson Oil Co., Inc. included in the Prospectus of Delek US Holdings, Inc. filed with the Securities and Exchange Commission on May 4, 2006 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

/s/ Ernst & Young LLP
Nashville, Tennessee
May 23, 2006